Exhibit 5.1

[King & Spalding LLP Letterhead]

August 3, 2020

SiteOne Landscape Supply, Inc. 300 Colonial Center Parkway, Suite 600 Roswell, Georgia 30076

Ladies and Gentlemen,

We have acted as counsel to SiteOne Landscape Supply, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time of the Company’s Common Stock, par value $0.01 per share (the “Securities”).

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

In rendering this opinion, we have also assumed that the issuance and delivery of such Securities will not violate any applicable law or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the board of directors of the Company has duly taken all necessary corporate action to approve the issuance, offer and sale of the Securities, and all related matters, in conformity with the Company’s third amended and restated certificate of incorporation, and when the Securities have been delivered to the purchasers thereof upon payment of the consideration therefor (which consideration is not less than the par value of the Securities), the Securities will be validly issued, fully paid and non-assessable.

SiteOne Landscape Supply, Inc.

August 3, 2020

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ King & Spalding LLP